Exhibit 1


May 10, 2002



Board of Directors
Century Pacific Financial Corporation
1422 N. 44th Street, Suite 211
Phoenix, AZ 85008

Attn:   David L. Hadley, President

Dear Mr. Hadley:

I hereby submit notice of retirement from all corporate offices and directorships of Century Pacific Financial Corporation and its subsidiaries effective this date. My 78th birthday will occur on July 19, 2002. Termination of full time duties will be accomplished no later than May 15, 2002. I commend you, my fellow directors and corporate officers, both new and those that have served through both good and troubled times over many years, for your devotion to your stockholders and to your corporate clients and I especially wish you all of the best for your carefully planned new focus of corporate activities regarding medical equipment acquisition and sales as well as your goal of becoming a consolidator in this industry.

Sincerely Yours,



/s/    Carlton V. Phillips, Sr.
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Carlton V. Phillips, Sr.